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                                                                    EXHIBIT 99.1

                      PENN NATIONAL GAMING LEARNS SHOWBOAT
                       LAWSUIT IS RE-FILED IN PENNSYLVANIA

Wyomissing, Penn. (February 19, 2002) -- Penn National Gaming, Inc. (Nasdaq:PENN) today announced that it has learned that Showboat Development Company has filed a lawsuit in the United States District Court for the Eastern District of Pennsylvania against the Company. As of today, the Company has not been served with the lawsuit and has been unable to procure a copy of the complaint. However, the Company has no reason to believe that the substance of this lawsuit is different from Showboat's previous claim filed in the United States District Court of Nevada, which was dismissed for lack of personal jurisdiction on January 25, 2002. That suit, filed in July 2001, alleged, among other claims, that Penn National's operation of its Charles Town Races property in West Virginia constitutes the operation of a casino, thereby triggering an option Showboat holds to manage a casino at the facility. The Company intends to vigorously defend itself against all claims in connection with this action.

Penn National Gaming owns and operates Charles Town Races in Charles Town, West Virginia, which presently features 2,000 gaming machines; two Mississippi casinos, the Casino Magic hotel, casino, golf resort and marina in Bay St. Louis and the Boomtown Biloxi casino in Biloxi; and the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana. Penn National also owns two racetracks and eleven off-track wagering facilities in Pennsylvania and the racetrack at Charles Town Races in West Virginia, and operates the Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract.

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CONTACT:
William J. Clifford                           Joseph N. Jaffoni
Chief Financial Officer                       Jaffoni & Collins Incorporated
610/373-2400                                  212/835-8500 or penn@jcir.com
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